Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Digital Power Corporation on Forms S-8 (File No. 333-104941 and File No. 333-192819) and Forms S-3 (File No. 333-215237, File No. 333-215834 and File No. 333-215852) of our report dated April 10, 2017, with respect to our audit of the consolidated financial statements of Digital Power Corporation and Subsidiary as of December 31, 2016 and for the year ended December 31, 2016, which report is included in this Annual Report on Form 10-K of Digital Power Corporation for the year ended December 31, 2016.

/s/ Marcum LLP

Marcum LLP

New York, NY

April 10, 2017